CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form N-6 of our report dated April 20, 2007 relating to the financial statements of Sun Life (N.Y.) Variable Account D appearing in the Sun Prime VUL Variable Universal Life Certificate Statement of Additional Information, which is part of this Registration Statement, and to the use of our report dated March 27, 2007 (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the adoption of the American Institute of Certified Public Accountants' Statement of Position 03-1, "Accounting and Reporting by Insurance Enterprises for Certain Nontraditional Long-Duration Contracts and for Separate Accounts," effective January 1, 2004, as described in Note 1), relating to the consolidated financial statements of Sun Life Insurance and Annuity Company of New York, also appearing in the Statement of Additional Information.

We also consent to the reference to us under the heading "Independent Registered Public Accounting Firm" in such Statement of Additional Information.

/s/Deloitte & Touche LLP
Boston, Massachusetts
November 27, 2007